CORPORATE POLICY LGL-53 INCENTIVE-BASED COMPENSATION RECOVERY POLICY Effective Date: October 2, 2023 Version: 1 Owner: Scott Mikuen //Signature on File// Function: LEGAL Page 1 of 5 1.0 OVERVIEW 1.1 PURPOSE & SCOPE Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires recovery of the excess incentive-based compensation from executive officers following a restatement of financial information that affects the financial measures used to determine such incentive-based compensation. This Incentive-Based Compensation Recovery Policy (this “Policy”) establishes the circumstances in which current and former executive officers of L3Harris will be required to repay incentive-based compensation following a restatement of financial information pursuant to the rules and regulations adopted under Dodd-Frank. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D (“Section 10D”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10d-1”) and Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “Listing Standards”). To the extent this Policy is in any manner deemed inconsistent with Section 10D, Rule 10d-1 or the Listing Standards, this Policy shall be treated as retroactively amended to be compliant with such rules and Listing Standards. 1.2 KEY TERMS Accounting Restatement: a restatement of L3Harris’ financial statements due to material noncompliance with any financial reporting requirement under Federal securities laws to correct a material error in previously issued financial statements or an error that would result in a material misstatement if left uncorrected in the current period. Code: the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Covered Executives: current and former executive officers of L3Harris who were subject to the reporting requirements of Section 16 of the Exchange Act (“Section 16”) during the three completed fiscal years immediately preceding a Restatement Date and Received Erroneously Awarded Compensation after becoming subject to Section 16. Erroneously Awarded Compensation: Incentive-Based Compensation in excess of the amount that otherwise would have been Received, computed without regard to any taxes paid, had it been determined based on the applicable Financial Reporting Measure after giving effect to any Accounting Restatement. Financial Reporting Measures: measures of financial performance for any measurement period ending on or after October 2, 2023 (the “Effective Date”) determined and presented in accordance with accounting principles used in the preparation of L3Harris’ financial statements and their derivatives, whether on a consolidated or segment-level basis, a non-exclusive list of which is set forth at Appendix B.

Policy Number: LGL-XX Policy Name: INCENTIVE-BASED COMPENSATION RECOVERY POLICY Page 2 of 5 Incentive-Based Compensation: any compensation to a Covered Executive that was granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Plan: collectively, the Annual Incentive Plan, the 2015 Equity Incentive Plan, the Retirement Savings Plan, the Excess Retirement Savings Plan, and any other qualified or non-qualified defined contribution retirement plan or compensation plan adopted by L3Harris from time to time and available to Covered Executives. Received: the Incentive-Based Compensation is received in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of the incentive-based compensation occurs after the end of the period in which it is attained. Restatement Date: the date of a determination to prepare an Accounting Restatement pursuant to Section 2.1 of this Policy, or such earlier date that the Board of Directors of L3Harris (the “Board”), a committee of the Board or an authorized officer of L3Harris reasonably should have concluded, that L3Harris would be required to prepare an Accounting Restatement. 1.3 SUPPORTING DOCUMENTS Appendix A – Acknowledgement Form Appendix B – Financial Reporting Measures Appendix C – Incentive-Based Compensation Subject to Recovery Appendix D – Methods of Recovery of Erroneously Awarded Compensation 1.4 RESPONSIBILITIES This Policy shall be administered by the Compensation Committee of the Board (the “Committee”), unless otherwise determined by the Board. The Committee has full and final authority to interpret and construe this Policy and make all determinations under this Policy, in each case to the extent permitted under the Listing Standards. The Committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor in connection with its administration or enforcement of this Policy. 1.5 COMPLIANCE The recovery of Erroneously Awarded Compensation shall be governed hereunder as of the Effective Date. Incentive-Based Compensation Received after the Effective Date is subject to this Policy. Each Covered Executive shall be required to sign and return to L3Harris the Acknowledgement Form attached hereto as Appendix A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, this Policy, whether or not such Covered Executive has executed and returned such Acknowledgement Form to L3Harris. 2.0 POLICY In the event L3Harris is required to prepare an Accounting Restatement, the Committee shall ensure that L3Harris recovers any Erroneously Awarded Compensation Received by any Covered Executive during the three completed fiscal years (and any applicable transition period) immediately preceding the Restatement Date, irrespective of whether the Covered Executive remains in service with L3Harris and in each case in accordance with the Listing Standards and as further detailed in Sections 2.1 – 2.7 of this Policy. The applicability of this Policy to any Covered Executive is not dependent on any finding of any misconduct by a Covered Executive or of responsibility by a Covered Executive for any errors, omissions or fraud leading to an Accounting Restatement. 2.1 Determination to Prepare an Accounting Restatement

Policy Number: LGL-XX Policy Name: INCENTIVE-BASED COMPENSATION RECOVERY POLICY Page 3 of 5 The Board, the Audit Committee of the Board, any other committee of the Board, any authorized officer or officers of L3Harris, any court of competent jurisdiction, the U.S Securities and Exchange Commission or any other legally authorized body may conclude that an Accounting Restatement is required. For the purposes of this Policy: (i) any event requiring disclosure under Item 4.02 of Form 8-K; or (ii) any determination to correct in subsequently issued financial statements a Financial Reporting Measure included in previously issued financial statements shall be deemed to be a conclusion that L3Harris is required to prepare an Accounting Restatement. 2.2 Incentive-Based Compensation Subject to Recovery Following a conclusion that L3Harris is required to prepare an Accounting Restatement pursuant to Section 2.1 of this Policy, the Committee shall reasonably promptly determine the amount of Erroneously Awarded Compensation subject to recovery under this Policy, which may include, but is not limited to, the categories of Incentive-Based Compensation set forth in Appendix C. For any Incentive-Based Compensation granted, earned or vested based on stock price or total shareholder return (“TSR”): (i) the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received; and (ii) L3Harris shall maintain and reasonably promptly provide to the NYSE documentation of the determination of that reasonable estimate. 2.3 Method of Recovery The Committee shall determine, in its sole discretion, the timing and method for recovering Erroneously Awarded Compensation based on all applicable facts and circumstances, provided that the Committee shall ensure reasonably prompt recovery of Erroneously Awarded Compensation from each Covered Executive. The Committee may seek recovery of Erroneously Awarded Compensation by any method consistent with applicable law, including, but not limited to, those set forth in Appendix D. Upon determination of the timing and method of recovery of Erroneously Awarded Compensation by the Committee, L3Harris will provide each Covered Executive written notice of the amount of Erroneously Awarded Compensation and, as applicable, a demand for repayment or return. If appropriate, the Committee may direct L3Harris to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with any Covered Executive or to take any other action it deems appropriate to recover Erroneously Awarded Compensation from a Covered Executive. All determinations and decisions made by the Committee regarding the recovery of Erroneously Awarded Compensation under this Policy shall be final, conclusive and binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators and other legal representatives. In addition, the Committee may require a Covered Executive to agree to abide by the terms of this Policy as a condition to the grant of any benefit under a Plan, employment agreement, award agreement, or any other agreement entered into on or after the Effective Date. 2.4 Impracticability of Recovery In accordance with the Listing Standards, the Committee may determine that recovery of Erroneously Awarded Compensation is impracticable for any Covered Executive only for the following reasons:

Policy Number: LGL-XX Policy Name: INCENTIVE-BASED COMPENSATION RECOVERY POLICY Page 4 of 5 • the direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount to be recovered following a reasonable attempt to recover the applicable Erroneously Awarded Compensation, with documentation of such attempts provided to the NYSE; • recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of L3Harris, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code; or • recovery would violate home country law adopted prior to November 28, 2022; provided that L3Harris has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and a copy of the opinion is provided to the NYSE. Upon a finding of impracticability, the Committee may decline to take any further action to recover Erroneously Awarded Compensation from the applicable Covered Executive. 2.5 Application of Other Recovery Rights The Committee’s actions or decisions with respect to a Covered Executive under this Policy in no way limits the Committee’s actions or decisions with respect to any other Covered Executive under this Policy or otherwise. This Policy will operate in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to L3Harris under applicable law, regulation or rule or pursuant to the terms of any Plan, employment agreement, award agreement or similar agreement. 2.6 Indemnification L3Harris is prohibited from indemnifying any Covered Executive against the loss of Erroneously Awarded Compensation or from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss. This prohibition applies notwithstanding the terms of any indemnification agreement or insurance policy. 2.7 Reporting and Disclosure L3Harris shall disclose any action by the Committee under this Policy in accordance with the requirements of the Federal securities laws, including any disclosure required by the Exchange Act. CHANGE LOG Ver Date Details 1 July 20, 2023 Initial Release